UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013 (October 15, 2013)

GRAY TELEVISION, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-13796	58-0285030
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, GA	30319
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 504-9828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

In connection with various meetings that management of Gray Television, Inc. (the “Company”) expects to hold with investors, the Company has prepared a slide presentation. A copy of the slides to be used in connection with such investor meetings is furnished as Exhibit 99.1 hereto and incorporated herein by this reference. These materials may also be used by the Company at one or more subsequent conferences with analysts and investors after the date hereof.

The information set forth under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On October 15, 2013, the Company issued a press release announcing the pricing of its previously announced offering of additional 7 1⁄2% senior notes due 2020 (the “new notes”), pursuant to an exemption from the registration requirements under the Securities Act.

The Company intends to use the net proceeds from the offering of the new notes after deducting transaction fees and estimated offering expenses, to repay approximately $376.0 million of the term loan outstanding under the Company’s senior credit facility. The consummation of the offering of new notes, expected to occur on October 18, 2013, is conditioned upon customary closing conditions.

A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

The information contained in this report shall not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

99.1	Investor Meeting Slides

99.2	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.

Date: October 16, 2013	By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Chief Financial Officer and Senior Vice President

EXHIBIT LIST

Number	Exhibit

99.1	Investor Meeting Slides

99.2	Press release